SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                        Date of Report: October 18, 2004

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                        Gateway Financial Holdings, Inc.

     North Carolina                000-33223                     56-2264354
(State of incorporation)    (Commission File Number)          (I.R.S. Employer
                                                             Identification No.)

    1145 North Road Street, Elizabeth City, North Carolina         27909
           (Address of principal executive offices)              (Zip Code)

                    Issuer's telephone number: (252) 334-1511

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

               This document contains 2 pages, excluding exhibits.

Item 2.01 -- Completion of Acquisition or Disposition of Assets.

      On October 18, 2004, Gateway Financial Holdings, Inc., the holding company for Gateway Bank & Trust Co., announced today that the Bank had completed its acquisition of three branches of Provident Bank, a subsidiary of Provident Bankshares Corporation (Nasdaq: PBKS). The branches, which are located in Elizabeth City, North Carolina, Emporia, Virginia, and Suffolk, Virginia, opened on October 18, 2004 as branches of the Bank. The addition of these three branches to Gateway's franchise increases its branch network to 15 locations and adds approximately $128 million in deposits.

      Based on conservative assumptions about the redeployment of the cash Gateway received at closing into higher yielding loans and investment securities, it is presently anticipated that the transaction will be slightly dilutive to earnings in the fourth quarter of 2004 but will become accretive to earnings in the first quarter of 2005 and beyond.

      Gateway Financial Holdings, Inc. is the holding company for Gateway Bank & Trust Co., a community bank with its principal offices in Elizabeth City, North Carolina. Gateway Bank has fifteen offices in Elizabeth City, Edenton, Kitty Hawk, Plymouth, and Roper, North Carolina and Chesapeake, Emporia, Suffolk and Virginia Beach, Virginia. The Bank also provides insurance agency services through its Gateway Insurance Services, Inc. subsidiary and brokerage services through its Gateway Investment Services, Inc. subsidiary. Visit the Company's web site at www.gatewaybankandtrust.com.

      The Common Stock of the Company is traded on the Nasdaq National Market under the symbol GBTS.

Item 9.01(c) -- Exhibits

Exhibit 99:     Press Release

Signatures

      Pursuant to the requirements of the Securities Exchange Act of 1934, the Corporation has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       Gateway Financial Holdings, Inc.

                                       By: /s/ D. Ben Berry
                                           -------------------------------------
                                           D. Ben Berry
                                           President and Chief Executive Officer

                                       Date: October 18, 2004